EXHIBIT (10)(n)

2005 COMPENSATION OF NAMED EXECUTIVE OFFICERS OF THE REGISTRANT

     As of February 21, 2005, the following are the annual base salaries, target bonuses, and options granted to the Named Executive Officers for 2005 and those expected to be among the four most highly compensated executive officers in 2005 (as defined in Item 402(a)(3) of Regulation S-K) of Associated Banc-Corp:

	Base	Target
Executive Officer	Salary	Bonus	Options
Paul S. Beideman President and CEO	$726,000	85%	73,500

Gordon J. Weber Executive Vice President, Corporate Banking	$369,500	50%	35,000

Mark J. McMullen Executive Vice President; Director, Wealth Management	$331,750	50%	40,000

Donald E. Peters Executive Vice President; Director, Systems & Operations	$309,100	40%	39,000

Joseph B. Selner Executive Vice President; Chief Financial Officer	$322,900	50%	50,000

Daniel C. Fischer Executive Vice President, Regional Banking	$341,250	50%	45,000